Exhibit 10.1

Summary of Base Salaries
for
Executive Officers of Park National Corporation

On December 5, 2016, the Compensation Committee of the Board of Directors of Park National Corporation (“Park”) approved the base salaries for the fiscal year ending December 31, 2017, for each of the executive officers of Park: (a) David L. Trautman, Chief Executive Officer and President of each of Park and The Park National Bank; (b) C. Daniel DeLawder, Chairman of the Board of Park and Chairman of the Board and full-time executive employee of The Park National Bank, a subsidiary of Park; and (c) Brady T. Burt, Chief Financial Officer, Secretary and Treasurer of Park and Senior Vice President and Chief Financial Officer of The Park National Bank. Those base salaries are:
* David L. Trautman -- $785,000
* C. Daniel DeLawder -- $575,000
* Brady T. Burt -- $350,000